Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626	J. Michael Daniel, Vice-President and Chief Accounting Officer
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release
Bassett Announces Results for the fiscal Second Quarter

(Bassett, Va.) – July 7, 2011 – Bassett Furniture Industries, Inc. (Nasdaq:  BSET) announced today its results of operations for its fiscal quarter ended May 28, 2011.

Consolidated sales for the quarter ended May 28, 2011 were $66.3 million as compared to $57.8 million for the quarter ended May 29, 2010, an increase of 15%.  The sales increase was primarily driven by a 25% increase in sales at retail due primarily to additional Company-owned stores and a 4% increase in comparable store sales, coupled with a 6.8% increase in wholesale sales.  Gross margins for the second quarter of 2011 and 2010 were 50.1% and 49.2%, respectively. The margin increase was primarily a result of the retail segment’s increased share of the overall sales mix, partially offset by lower product margins in the retail segment.

Selling, general and administrative expenses, excluding bad debt and notes receivable valuation charges, licensee debt cancellation charges, restructuring and asset impairment charges and lease exit costs increased $3.2 million for the second quarter of 2011 as compared to the second quarter of 2010, primarily due to additional Company-owned retail stores and increased wholesale costs.  The Company also recorded $6.2 million of bad debt and notes receivable valuation charges during the second quarter of 2011 as compared to $1.1 million for the second quarter of 2010 which reflects a more aggressive strategy for dealing with licensees who are having difficulty in meeting their obligations to the Company.  In addition, the Company recorded $6.4 million, $1.1 million, and $2.8 million in licensee debt cancellation charges, restructuring and asset impairment charges and lease exit costs, respectively, for a total of $10.3 million during the second quarter of 2011.  There were no such costs in the second quarter of 2010.

Other income (loss), net for the second quarter of 2011 was a $4.8 million loss compared to $0.5 million of income for the second quarter of 2010. During the quarter, the Company recorded $4.8 million in asset write downs and lease exit costs associated with certain licensee real estate.  As a result of the $85.5 million gain from the consummation of the sale of the Company’s investment in the International Home Furnishings Center (“IHFC”), the Company recorded income tax expense of $3.9 million in the second quarter of 2011 compared to $48 thousand in the second quarter of 2010.  The Company reported net income of $62.5 million, or $5.43 basic earnings per share, for the quarter ended May 28, 2011, as compared to net income of $117 thousand, or $0.01 basic earnings per share, for the quarter ended May 29, 2010.

The Company received cash proceeds of $67.8 million from the sale of IHFC.  As a result of receiving these proceeds, the Company has elected to retire certain debt and other long-term obligations, settle various obligations related to closed stores and idle facilities, and resume paying a quarterly dividend and buying back stock.  The Company will continue to evaluate appropriate uses of its strengthened cash position, which may include the use of additional funds towards the activities noted above, along with meeting future working capital needs and making modest investments in new or repositioned Company-owned stores.

This liquidity event also has enabled the Company to be more opportunistic in managing its relationships with its licensees and therefore accelerate certain licensees’ ability to rebuild their businesses after several years of extremely difficult industry conditions. As such, during the quarter the Company cancelled certain debts of what it considers to be key licensees in select markets.  The Company believes that, in exchange for relieving the debts of these licensees and thus strengthening their respective financial positions, these licensees will be in a much better position to reinvest in all aspects of their store operations (new product offerings, personnel, advertising, building appeal, etc) which will ultimately lead to increased sales and profitability of the Bassett brand.

To better understand the profitability trends related to on-going operations, the Company’s management considers net income after reversing the effects of certain non-recurring or unusual items.  Such items include bad debt and notes receivable valuation charges and lease and loan guarantee charges associated with licensee stores that closed or were taken over during the quarter or where the decision to close or take them over was made during the quarter.  Also included are restructuring costs for licensee debt cancellation charges, asset write-downs and lease exit charges; closed store and idle facility charges; and other expense and gains considered to be of a non-recurring or unusual nature, including the sale of IHFC.  Excluding these items from the respective quarters, net income for the quarter ended May 28, 2011 would have been $2.4 million as compared to net income of $0.8 million for the quarter ended May 29, 2010.  See the attached Reconciliation of Net Income (Loss) as Reported to Net Income as Adjusted.

“Our second quarter featured several significant developments that will positively impact the company’s future,” said Robert H. Spilman, Jr., President and CEO.  “Most notable, of course, was the closing of the IHFC transaction.  As a result, we initiated a series of actions that included store closings, licensee takeovers, and debt settlements that will put an end to the past few years of dealing with these issues.  By the end of the third quarter, the Company will operate over 50% of all Bassett Home Furnishings stores and the remaining licensee fleet is a much healthier network than we have been working with since the housing bubble burst in 2007-2008.  In light of the progress that we are making in our corporate retail division, our team is excited to be able to focus its full attention on improving performance of the remaining stores and to adding new ones to the group.  In addition to our day-to-day operational work, management continues to concentrate on maximizing the opportunity that our strengthened balance sheet provides.  We have successfully negotiated the settlement of several real estate obligations and outstanding notes payable that will enhance future cash flow, and this process should continue throughout the remainder of the year.  A quarterly dividend was re-instated during the period, with the payment of $0.03 per share to shareholders on June 1, 2011.  Also, in the three weeks following the receipt of IHFC proceeds leading up to the end of the quarter, the company purchased approximately $473,000 of stock on the open market at an average price of $8.76 per share.”

Wholesale Segment

Net sales for the wholesale segment were $45.8 million for the second quarter of 2011 as compared to $42.8 million for the second quarter of 2010, an increase of 6.8%.  This increase is due primarily to increased shipments in the traditional non-dedicated store business as growth in this sector has been a stated goal.  Although the number of stores in the Bassett Home Furnishings network has decreased, wholesale shipments to the stores have remained essentially flat.  Approximately 50% of wholesale shipments during the second quarter of 2011 were imported products compared to approximately 49% for the second quarter of 2010.  Gross margins for the wholesale segment were 32.8% for the second quarter of 2011 and 32.4% for the second quarter of 2010. Wholesale SG&A, excluding bad debt and notes receivable valuation charges, increased $1.6 million.  As a percentage of net sales, SG&A increased 1.8 percentage points to 28.3% for the second quarter of 2011 as compared to 26.5% for the second quarter of 2010.  This increase is primarily due to higher marketing, legal and employee benefit costs.  The Company recorded $6.2 million of bad debt and notes receivable valuation charges for the second quarter of 2011 as compared with $1.1 million for the second quarter of 2010.  This increase reflects a more aggressive strategy for dealing with licensees who are having difficulty in meeting their obligations to the Company.  As a part of this strategy, the Company acquired one store from a licensee and closed three stores with two other licensees during the quarter ended May 28, 2011.  The Company also acquired the operations of two other stores from a licensee subsequent to May 28, 2011.

The wholesale backlog, representing orders received but not yet shipped to dealers and company stores, was $9.2 million at May 28, 2011 as compared to $16.6 million at May 29, 2010.  A significant portion of the $7.4 million decrease in wholesale backlog is attributable to fulfilling orders during 2010 that were delayed due to stock outages during the second quarter of 2010 as well as higher orders from the 2010 Memorial Day promotion.

“Wholesale revenue grew by 6.8%, marking the fourth consecutive quarter of growth,” continued Spilman.  “Both our wood and upholstery divisions contributed to the sales increase.  Despite receiving significant price increases from suppliers in our wood and upholstery segments, wholesale gross margins slightly increased as compared to 2010.  Looking forward, we are concerned by the slowing of our incoming order pace that we have seen over the past two months.  With the exception of a relatively strong Memorial Day weekend event, written business has weakened markedly in May and June reflecting the downward trend in consumer confidence from its recent peak in March 2011.”

Retail Segment

At May 28, 2011, the total store network included 46 licensee-owned stores and 44 Company-owned and operated stores.  During the three months ended May 28, 2011, the Company acquired certain assets of, and now operates, one additional licensee store.  In addition, the Company closed two underperforming company-owned stores and four licensee stores completed going out of business sales and closed.  The following table summarizes the changes in store count during the six months ended May 28, 2011:

	November 27,	New	Stores	Stores	May 28,
	2010	Stores	Acquired	Closed	2011

Company-owned stores	47	-	4	(7)	44
Licensee-owned stores	54	-	(4)	(4)	46

Total	101	-	-	(11)	90

The Company-owned stores had sales of $38.0 million in the second quarter of 2011 as compared to $30.5 million in the second quarter of 2010, an increase of 25%.  The increase was comprised of a $6.3 million increase primarily from additional Company-owned stores, and a $1.2 million, or 4.4%, increase in comparable store sales (“comparable” stores include those locations that have been open and operated by the Company for all of each comparable reporting period).

While the Company does not recognize sales until goods are delivered to the customer, the Company’s management tracks written sales (the dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 2.9% for the second quarter of 2011 as compared to the second quarter of 2010.

Gross margins for the quarter ended May 28, 2011 decreased 1.1 percentage points to 47.0% as compared to the quarter ended May 29, 2010 due primarily to lower margins from the store liquidation sales at the two stores closed, as well as slightly lower margins from comparable stores.  SG&A increased $1.6 million, primarily due to increased store count. On a comparable store basis, SG&A decreased 2.4 percentage points to 49.2% for the second quarter of 2011 as compared to the second quarter of 2010.  Operating losses for the comparable stores decreased by $0.5 million to $0.3 million.  In all other stores (consisting of the 15 stores which have been acquired, opened or closed since February 27, 2010), the operating loss was $0.1 million or 0.7% of sales.  Refer to the accompanying schedule of Supplemental Retail Information for results of operations for the Company’s retail segment by comparable and all other stores.

“Our corporate retail results for the quarter were very encouraging,” commented Spilman.  “Our bottom line improved by $1.7 million on a year-over-year basis despite the ongoing distraction of closing two corporate stores and the acquisition of another licensed operation.  As previously discussed, we expect the pace of closings and takeovers to slow significantly as we reach the 4th quarter of 2011 and beyond.  Our ongoing evaluation of each store led to the remodeling of our Raleigh, NC location, which was completed during the quarter.  We have also begun to consider sites for the possible opening of additional locations in certain areas where we currently operate.  Given the required due diligence, we anticipate that there will be no new openings in 2011.  We are, however, well underway with the repositioning of an existing Bassett Home Furnishings store in Manchester, Mo.”

Balance Sheet and Cash Flow

The Company used $4.6 million of cash from operating activities during the six months ended May 28, 2011, $0.8 million of it during the second quarter 2011, primarily due to settlement of accounts payable related to the Company’s build-up of inventory during the second half of 2010. The Company added $69.8 million of cash from investing activities primarily due to the sale of the Company’s interest in IHFC.  In addition to the $69.9 million of cash on-hand, the Company has investments of $15.2 million, consisting of $14.4 million in cash, money market accounts, bond funds, and individual treasuries, and $0.8 million in a hedge fund. Although the $14.4 million is primarily cash and other liquid assets, as of the end of Q2 2011 the Company presented these as long-term assets as they were pledged as collateral for the revolving debt agreement.

Access to capital is extremely difficult to obtain for companies in the furniture industry.  Consequently, the Company deems it prudent to conservatively manage its capital to ensure adequate liquidity until capital is more readily available for the furniture industry in general, and the Company sees improvement in its operating results.

About Bassett Furniture Industries, Inc.
Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 90 licensee- and company- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com.

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second fiscal quarter of 2011, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended.  For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.  In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements.  Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time.  The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements:  the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission.  Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except for per share data)

	Quarter Ended		Quarter Ended		Six Months		Six Months
	May 28, 2011		May 29, 2010		May 28, 2011		May 29, 2010
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$66,261	100.0%	$57,845	100.0%	$130,525	100.0%	$110,736	100.0%

Cost of sales	33,064	49.9%	29,408	50.8%	65,480	50.2%	56,555	51.1%

Gross profit	33,197	50.1%	28,437	49.2%	65,045	49.8%	54,181	48.9%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	30,879	46.6%	27,628	47.8%	61,387	47.0%	53,529	48.3%
Bad debt and notes receivable valuation charges	6,200	9.4%	1,115	1.9%	13,026	10.0%	3,830	3.5%
Licensee debt cancellation charges	6,447	9.7%	-	0.0%	6,447	4.9%	-	0.0%
Restructuring and asset impairment charges	1,080	1.6%	-	0.0%	1,959	1.5%	-	0.0%
Lease exit costs	2,844	4.3%	-	0.0%	3,728	2.9%	-	0.0%

Loss from operations	(14,253)	-21.5%	(306)	-0.5%	(21,502)	-16.5%	(3,178)	-2.9%

Gain on sale of affiliate	85,542	129.1%	-	0.0%	85,542	65.5%	-	0.0%
Other income (loss), net	(4,815)	-7.3%	471	0.8%	(5,773)	-4.4%	1,699	1.5%

Income (loss) before income taxes	66,474	100.3%	165	0.3%	58,267	44.6%	(1,479)	-1.3%

Income tax expense	(3,928)	-5.9%	(48)	-0.1%	(3,975)	-3.0%	(96)	-0.1%
Net income (loss)	$62,546	94.4%	$117	0.2%	$54,292	41.6%	$(1,575)	-1.4%

Basic income (loss) per share	$5.43		$0.01		$4.72		$(0.14)

Diluted income (loss) per share	$5.39		$0.01		$4.69		$(0.14)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
Assets	May 28, 2011	November 27, 2010
Current assets
Cash and cash equivalents	$69,912	$11,071
Accounts receivable, net	15,647	31,621
Inventories	40,757	41,810
Other current assets	9,508	6,969
Total current assets	135,824	91,471

Property and equipment
Cost	138,866	142,362
Less accumulated depreciation	92,607	96,112
Property and equipment, net	46,259	46,250

Investments	15,197	15,111
Retail real estate	19,020	27,513
Notes receivable, net	1,770	7,508
Other	15,815	9,464
Total long-term assets	51,802	59,596
Total assets	$233,885	$197,317

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,588	$24,893
Accrued compensation and benefits	7,086	6,652
Customer deposits	8,062	9,171
Other accrued liabilities	16,527	11,594
Current portion of real estate notes payable	5,365	9,521
Total current liabilities	53,628	61,831

Long-term liabilities
Post employment benefit obligations	10,774	11,004
Real estate notes payable	4,224	4,295
Distributions in excess of affiliate earnings	-	7,356
Other long-term liabilities	5,269	6,526
Total long-term liabilities	20,267	29,181

Commitments and Contingencies

Stockholders’ equity
Common stock	57,724	57,795
Retained earnings	102,403	48,459
Additional paid-in-capital	302	478
Accumulated other comprehensive loss	(439)	(427)
Total stockholders' equity	159,990	106,305
Total liabilities and stockholders’ equity	$233,885	$197,317

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - Unaudited
(In thousands)
	Six Months	Six Months
	May 28, 2011	May 29, 2010
Operating activities:
Net income (loss)	$54,292	$(1,575)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,907	2,959
Equity in undistributed income of investments and unconsolidated affiliated companies	(1,921)	(2,204)
Provision for restructuring and asset impairment charges	1,959	-
Licensee debt cancellation charges	6,447	-
Lease exit costs	2,228	-
Provision for lease and loan guarantees	1,457	916
Provision for losses on accounts and notes receivable	13,026	3,830
Gain on mortgage settlement	(436)	-
Gain on sale of affiliate	(85,542)	-
Realized income from investments	(111)	(2,214)
Impairment and lease exit charges on retail real estate	4,790	-
Other, net	963	464
Changes in operating assets and liabilities:
Accounts receivable	2,000	183
Inventories	2,782	913
Other current assets	(23)	3,745
Accounts payable and accrued liabilities	(9,439)	1,497
Net cash provided by (used in) operating activities	(4,621)	8,514

Investing activities:
Purchases of property and equipment	(964)	(1,503)
Proceeds from sales of property and equipment	155	4,235
Acquisition of retail licensee stores, net of cash acquired	-	(277)
Proceeds from sale of affiliate	67,752	-
Proceeds from sales of investments	2,603	8,326
Purchases of investments	(2,603)	(8,076)
Dividends from affiliates	3,756	937
Equity contribution to affiliate	(980)	-
Net cash received on licensee notes	46	298
Net cash provided by investing activities	69,765	3,940

Financing activities:
Net repayments under revolving credit facility	-	(15,000)
Repayments of real estate notes payable	(3,791)	(7,098)
Issuance of common stock	88	71
Repurchases of common stock	(473)	-
Payments on other notes	(2,127)	(555)
Net cash used in financing activities	(6,303)	(22,582)
Change in cash and cash equivalents	58,841	(10,128)
Cash and cash equivalents - beginning of period	11,071	23,221
	.	.
Cash and cash equivalents - end of period	$69,912	$13,093

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - Unaudited
(In thousands)

	Quarter ended		Quarter ended	Six Months		Six Months
	May 28, 2011		May 29, 2010	May 28, 2011		May 29, 2010
Net Sales
Wholesale	$45,751	(a)	$42,822 (a)	$91,720	(a)	$83,128 (a)
Retail	38,009		30,466	74,988		57,503
Inter-company elimination	(17,499)		(15,443)	(36,183)		(29,895)
Consolidated	$66,261		$57,845	$130,525		$110,736

Operating Income (Loss)
Wholesale	$(4,153	) (b)	$1,453 (b)	$(8,044	) (b)	$488 (b)
Retail	(343)		(1,993)	(2,135)		(3,600)
Inter-company elimination	614		234	810		(66)
Licensee debt cancellation charge	(6,447)		-	(6,447)		-
Restructuring and asset impairment charges	(1,080)		-	(1,959)		-
Lease exit costs	(2,844)		-	(3,727)		-
Consolidated	$(14,253)		$(306)	$(21,502)		$(3,178)

(a) Excludes wholesale shipments for dealers where collectibility is not reasonably assured at time of shipment as follows:

	May 28, 2011		May 29, 2010
Quarter ended	$(3)		$569
Six months	1,254		715

(b) Includes bad debt and notes receivable valuation charges as follows:

	May 28, 2011		May 29, 2010
Quarter ended	$6,200		$1,115
Six months	13,026		3,830

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Net Income as Adjusted (Unaudited)
(In thousands, except for per share data)

	Quarter ended	Per	Quarter ended	Per	Six months	Per	Six months	Per
	May 28, 2011	Share	May 29, 2010	Share	May 28, 2011	Share	May 29, 2010	Share

Net income (loss) as reported	$62,546	$5.43	$117	$0.01	$54,292	$4.72	$(1,575)	$(0.14)

Gain on sale of affiliate	(79,725)	(6.92)	-	-	(79,725)	(6.92)	-	-
Bad debt and notes receivable valuation charges associated with licensee store closures and takeovers	4,932	0.43	(110)	(0.01)	10,936	0.95	1,955	0.17
Licensee debt cancellation charges	6,009	0.52	-	-	6,009	0.52	-	-
Restructuring and asset impairment charges	1,007	0.09	-	-	1,826	0.16	-	-
Lease exit costs	2,651	0.23	-	-	3,474	0.30	-	-
Closed stores and idle retail facility charges	305	0.03	674	0.06	959	0.08	1,232	0.11
Provision for lease and loan guarantees associated with licensee store closures and takeovers	163	0.01	123	0.01	1,358	0.12	916	0.08
Impairment and lease exit charges on retail real estate	4,464	0.39	-	-	4,464	0.39	-	-
Gain on liquidation of equity portfolio	-	-	-	-	-	-	(2,024)	(0.18)
Gain on mortgage settlement	-	-	-	-	(406)	(0.04)	-	-
Net income as adjusted	$2,352	$0.21	$804	$0.07	$3,187	$0.28	$504	$0.04

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period.  The “as adjusted” information is not presented in conformity with generally accepted accounting principals in the United States. The items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.  Items for the quarter and six months ended May 28, 2011 have been tax-effected using an estimated blended tax rate of 6.8% for the year.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--Unaudited
(In thousands)

	36 Comparable Stores				32 Comparable Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 28, 2011		May 29, 2010		May 28, 2011		May 29, 2010
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$28,509	100.0%	$27,301	100.0%	$49,768	100.0%	$47,220	100.0%

Cost of sales	14,750	51.7%	14,027	51.4%	25,680	51.6%	23,773	50.3%

Gross profit	13,759	48.3%	13,274	48.6%	24,088	48.4%	23,447	49.7%

Selling, general and administrative expense*	14,037	49.3%	14,082	51.6%	25,512	51.3%	25,072	53.1%

Loss from operations	$(278)	-1.0%	$(808)	-3.0%	$(1,424)	-2.9%	$(1,625)	-3.4%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 28, 2011		May 29, 2010		May 28, 2011		May 29, 2010
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$9,500	100.0%	$3,165	100.0%	$25,220	100.0%	$10,283	100.0%

Cost of sales	5,392	56.8%	1,799	56.8%	14,305	56.7%	5,526	53.7%

Gross profit	4,108	43.2%	1,366	43.2%	10,915	43.3%	4,757	46.3%

Selling, general and administrative expense	4,173	43.9%	2,551	80.5%	11,626	46.1%	6,732	65.5%

Loss from operations	$(65)	-0.7%	$(1,185)	-37.4%	$(711)	-2.8%	$(1,975)	-19.2%

*Comparable store SG&A includes retail corporate overhead and administrative costs.